EXHIBIT 10.2

EXCLUSIVE CLINICAL STUDY AND DATA PURCHASE AGREEMENT

THIS EXCLUSIVE CLINICAL STUDY AND DATA PURCHASE AGREEMENT (the “Agreement”) is made as of March 13, 2017 (the “Effective Date”) between BLAKE INSOMNIA THERAPEUTICS, INC., a Nevada corporation (“Blake”), and SAJO Consulting LLC, a Nevada corporation (“Sajo”).

WHEREAS, Sajo will conduct and sponsor certain clinical studies related to BKIT’s proprietary product, Zleepax, and such clinical studies will generate data; and

WHEREAS, Blake desires to purchase the data generated from such studies from Sajo;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, it is agreed by and between the parties as follows:

1. Definitions. As used in this Agreement, the following capitalized terms shall have the meanings set forth in this Article 1 or as otherwise defined elsewhere in this Agreement.

(a) “Affiliate” means, in relation to a party, any Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such party. A Person shall be deemed to control another Person if it: (i) owns, directly or indirectly, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person.

(b) “Confidential Information” means, with respect to a party, all information of any kind whatsoever (including compilations, data, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including documents, drawings, machinery, patent applications, records and reports). For the avoidance of doubt, the Data and the Studies shall be considered Confidential Information.

(c) “Data” means all information and data included in, generated in connection with, or made a part of either or both of the Studies, and further including all meta-data about the Studies (e.g., the data dictionary and database structures), as well as final study reports, manuscripts and correspondence and other records of regulatory interactions related to the Studies, such as but not limited to protocols, amendments, applications to ethical committees, approval letters, correspondences related to the study to e.g. FDA or similar national agency, CV’s of investigators, patient consent, Clinical Record Forms, tabulated summaries, monitoring reports and closing reports, and Drug Product tractability.

Page 1 of 12

(d) “Documentation” means all materials, manuals, written information provided by Sajo to Blake that describes or facilitates access to, or the organization and use of, the Studies or Data including, but not limited to, financial disclosure statements from clinical investigators who participated in the Studies.

(e) “FDA” means the United States Food and Drug Administration and any successor agency thereto.

(f) “Initiation Date” shall have the meaning set forth in Section 4(b).

(g) “NDA” means Blake’s New Drug Application for the Product, as such application type is defined in the United States Federal Food, Drug and Cosmetic Act, and applicable regulations promulgated thereunder, as amended from time to time.

(i) “Orange Book” means the FDA’s list of Approved Drug Products with Therapeutic Equivalence Evaluations.

(j) “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

(k) “Product” means Blake’s insomnia medication product based on nebivolol as single treatment or in combination with other products referred to as Zleepax.

(m) “Regulatory Approval” means any approved New Drug Application, Supplemental New Drug Application (as such application types are defined in the United States Federal Food, Drug and Cosmetic Act or applicable regulations promulgated thereunder), and all other government or regulatory approvals (including, without limitation, where applicable, pricing and reimbursement approval and schedule classifications), product and/or manufacturing facility licenses, conformity assessments, registrations or authorizations.

(n) “Representatives” means employees, directors, consultants, and contractors of a party and/or a party’s Affiliates.

(o) “sNDA” means Blake’s Supplemental New Drug Application for the expansion of the label for the Product, as such application type is defined in the United States Federal Food, Drug and Cosmetic Act, or applicable regulations promulgated thereunder, as amended from time to time, and which incorporates any of the Studies and/or the Data pursuant to the option to purchase or license granted hereunder.

Page 2 of 12

(p) “Studies” means the clinical studies that shall be sponsored and conducted by Sajo under the protocol present under Exhibit 1 hereto.

(q) “Territory” means the fifty (50) states and the District of Columbia and any territories and commonwealths constituting the United States of America, including Puerto Rico.

(r) “Third Party” means any Person other than Sajo or Blake and their respective Affiliates.

(s) “CTA” means the Clinical Trail Application being the documents needed to apply for permission to conduct a Study.

(t) “Patent Rights” means all know how, patent applications or other intellectual property rights conceived, generated, developed, filed or otherwise coming into existence during the period of this Agreement resulting from the Study.

2. Purchase.

(a) Sajo hereby grants to Blake an exclusive (even as to Sajo) right to purchase any and all Data, Documentations and Patent Rights related to the Study or rising from the Study, including without limitation, patents, copyrights, database rights, and any other intellectual property rights it may have in the Studies and Data, for all purposes. For clarity, Blake shall have the right, in good faith, to use, process, reformat, manipulate, adopt, create derivative works, copy, display, import, export, and store, in whole or in part, the Data, or portions thereof, in any way it desires; provided, however, that, for the avoidance of doubt, it is understood that Blake shall not misrepresent the Data or the Studies or present the Data in any way that is false or misleading.

(b) Non-use. Sajo and its Affiliates shall not, directly or through any other Person(s), make use of or dispose of the Studies or Data in any way other than as set forth herein, including, but not limited to, sell, licensing or otherwise providing the Studies or Data to any Third Party. In addition, Sajo shall not use, or permit any Third Party to use, any of the Studies or Data in seeking any Regulatory Approvals.

3. Delivery of Studies and Data. As soon as possible, but no later than thirty (30) days, after the Data is available, Sajo shall provide Blake with a copy of all of the Studies and Data in a manner mutually acceptable to the parties, together with all Documentation.

Page 3 of 12

4. Financials.

Certain payments herein shall be due based on the Trial Start date (“Trial Start”.) The Trial Start shall be mutually agreed upon by both parties in writing, and the final protocol shall be attached as Exhibit 1 to this agreement. The parties agree in good faith to revise the payment (increase or decrease) when the protocol is finalized. Payments are subject to funding of which there is no guarantee.

(c) Late Payments. Any payments by Blake that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by applicable laws, at the Prime Rate of interest plus 6% as reported in the Wall Street Journal on the date payment is due, with interest calculated based on the number of days that payment is delinquent.

(d) Method of Payment. All payments under this Agreement shall be made by wire transfer in immediately available funds to such account(s) as Sajo may designate in writing to Blake.

(e) Taxes. If taxes, assessments, fees or other charges are required to be withheld from payments to Sajo under this Agreement by the tax or revenue authorities in any country, Blake shall make such payments to the applicable taxing authority as required to fulfill such requirement and pay to Sajo the net amount due, provided, that Blake shall promptly notify Sajo so that Sajo may take lawful actions to avoid and minimize such withholding. Receipts for payment of all such withholdings shall be provided to Sajo, together with an accounting of the calculations of such taxes, within fifteen (15) calendar days after such withholding taxes are remitted to the proper authority. The parties will cooperate reasonably in completing and filing documents required under the provisions of any applicable laws in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of, or credit for, any such payment.

5. Confidential Information.

(a) Limitations on Disclosure & Use. The party receiving Confidential Information (the “Recipient”) of the other party (“Disclosing Party”) shall use such information solely as authorized hereunder. Recipient shall hold Confidential Information in strict confidence and shall not disclose any Confidential Information to any Person, provided, that Confidential Information may be disclosed to those Representatives of Recipient who (i) have a need to know the Confidential Information in connection with the Recipient’s obligations hereunder, (ii) have been informed by Recipient of the confidential nature of the Confidential Information and of the confidentiality undertakings of Recipient contained herein and (iii) are bound in writing by obligations of confidentiality no less stringent than those contained herein. Recipient shall use commercially reasonable efforts to hold the Disclosing Party’s Confidential Information in a secure location so as to ensure that unauthorized Persons do not gain access to any Confidential Information. Recipient shall promptly notify the Disclosing Party of any unauthorized release of, access to or use of Confidential Information of the Disclosing Party. Such notice shall not remedy any breach of this Agreement resulting from such unauthorized release, access or use.

Page 4 of 12

(b) Permitted Disclosures. This Agreement imposes no obligation upon Recipient with respect to Confidential Information that Recipient can demonstrate through written documentation:

1. was in Recipient’s possession before receipt from the Disclosing Party;

2. is or becomes available to the public through no fault, act or omission of Recipient;

3. is furnished to Recipient by a Third Party who is under no obligation of confidentiality and has the right to make such disclosure without any restriction;

(c) Required Release. In the event that Recipient is required by judicial or administrative process to disclose Confidential Information, Recipient shall promptly notify the Disclosing Party and allow the Disclosing Party a reasonable time to oppose such process or to seek limitations on the portion of the Confidential Information that is required to be disclosed. For clarity, such disclosure pursuant to this Article 5 shall not cause the information so disclosed to lose its confidential nature and in all other instances and circumstances such information shall remain Confidential Information.

(d) Use of Names. Neither party shall use the name of the other party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other party; provided, however, that (i) either party may use the name of the other party in connection with the Product, the Studies, and/or the Data in any document filed with any regulatory agency or authority, including the FDA, the United States Securities and Exchange Commission (in accordance with Section 5(e) hereof) and any stock exchange and (ii) Blake shall have the right to identify Sajo as the original sponsor of the Studies and the party responsible for originally generating the Data.

(e) Confidentiality of this Agreement. The terms of this Agreement shall be Confidential Information of each party and, as such, shall be subject to the provisions of this Article 5. Notwithstanding the foregoing, to the extent that either party determines that it or the other party is required to file or register this Agreement or a notification thereof to comply with the requirements of an applicable stock exchange or Nasdaq regulation or any governmental authority including, without limitation, the United States Securities and Exchange Commission, such party shall promptly inform the other party thereof. Prior to making any such filing, registration or notification, the parties shall agree on the provisions of this Agreement for which the parties shall seek confidential treatment, it being understood that if one party determines to seek confidential treatment for a provision for which the other party does not, then the parties will use reasonable efforts in connection with such filing to seek the confidential treatment of any such provision. The parties shall cooperate, each at its own expense, in such filing, registration or notification, including, without limitation, submitting any such confidential treatment request, and shall execute all documents reasonably required in connection therewith.

Page 5 of 12

(f) Presentations, Publications and Publicity.

1. Sajo shall not present or publish, or submit for publication, any work relating to the Studies or Data, without Blake’s prior written approval. Notwithstanding the immediately preceding sentence, to the extent that a Third Party has been granted publication rights with respect to the Studies in connection with such Third Party’s participation as a clinical investigator in such Studies (“Third Party Clinical Investigator”), then this Agreement shall not prevent such publication. Sajo shall provide any proposed publication authored in whole or in part by a Third Party Clinical Investigator to Blake for review at least 30 days prior to submission for publication; provided, however, that Blake shall not have the right to delay or prevent such publication.

2. Nothing contained in this Agreement shall be construed as precluding (i) either party from making, in its discretion, any disclosures of information of any type which relate to the safety, efficacy, toxicology, or pharmacokinetic characteristics of the Product and/or to the extent that either party may be required by law to make disclosures of such information, (ii) Blake from disclosing information relating to the Studies or Data to the FDA or other regulatory authorities in conjunction with the filing of the sNDA or (iii) Blake from including information relating to the Studies or Data in investor presentations after the filing of the sNDA, in the revised label for the Product after the Initiation Date, or in its promotional materials for the Product after the Initiation Date.

(g) Survival. Unless specified otherwise, the obligations of confidentiality set forth in this Article 5 shall survive the expiration or termination of this Agreement for a period of 5 years from the effective date of such expiration or termination.

6. Representation, Warranties and Covenants.

(a) Mutual Representations. Each party represents and warrants that it has the legal right and authority to enter into this Agreement, and the performance of its obligations under this Agreement will not result in a material violation or breach of any agreement, contract, commitment or obligation to which it is a party or by which it is bound and will not conflict with or constitute a default under its charter or bylaws or other organizational documents.

Page 6 of 12

(b) Sajo Representations and Warranties. Sajo further represents, warrants and covenants that:

1. Sajo will exclusively own all right, title and interest in and to the Studies and Data, free and clear of any encumbrances, and has the right to sell the Data as contemplated by this Agreement.

2. The Studies and Data are not subject to any litigation or similar proceedings, and Sajo has no knowledge of a Third Party threat of such a proceeding, or of facts that likely would be the basis for instituting such proceeding.

3. Blake’s use of the Studies and Data will not constitute an infringement or misappropriation of trade secrets, copyright, proprietary information or any other intellectual property rights of any Third Parties.

4. The Studies will be performed in accordance with all applicable laws, rules, regulations and guidelines relating to the conduct of clinical investigations, including, without limitation, the FDA guidelines on good clinical practice and the International Conference on Harmonization Good Clinical Practice guidelines.

5. Informed consent will be obtained in writing from each subject prior to any screening or participation in the Studies in accordance with all applicable laws, rules, regulations and guidelines, and all individually identifiable health information has been maintained in accordance with all applicable laws, rules, regulations and guidelines governing the confidentiality and privacy of individually identifiable health information including, without limitation, the Health Insurance Portability and Accountability Act of 1996.

6. No Person used in any capacity with respect to the Studies or Data will be subject to any conflicting obligations that may impair the acceptance of the Studies or Data by the FDA.

7. No Person who will be involved in any capacity with respect to the conduct of the Studies or the generation or collection of the Data has, as of the Effective Date, been debarred pursuant to Section 306 of the United States Federal Food, Drug and Cosmetic Act, or is the subject of a conviction described in such section.

(c) Blake Representations and Warranties. Blake further represents, warrants and covenants that:

1. Blake will use the Data and Studies in compliance with all applicable laws and regulations.

2. Blake will accurately represent the Data and the Studies in (i) any and all regulatory filings with the FDA and other regulatory authorities and (ii) any publications, scientific meetings, or other presentations of the Data and the Studies, which presentations shall be made in accordance with Section 5(f)(2) hereof.

3. Blake will use reasonable commercial efforts to (i) file the sNDA in a timely manner, (ii) cooperate with the FDA to obtain approval of the sNDA, and (iii) obtain marketing exclusivity for the Product, as reflected in an exclusivity code for the Product in the Orange Book.

(d) Limitation of Liability. Neither party will under any circumstances be liable to the other party for incidental, special or consequential damages (including, but not limited to, loss of profits, revenue or business) resulting from or in any way related to a breach of any representation or warranty hereunder. This limitation does not apply to claims for indemnification under Sections 7(a) or 7(b) hereof.

Page 7 of 12

(e) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, THE NONINFRINGEMENT OF ANY THIRD-PARTY PATENTS OR PROPRIETARY RIGHTS, OR THE VALIDITY OR ENFORCEABILITY OF ANY OF THE PATENT RIGHTS.

7. Indemnification and Insurance.

(a) Indemnification of Sajo. Blake shall indemnify and hold Sajo and its directors, officers, employees and agents harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and expenses) resulting from all claims, demands, actions and other proceedings by any Third Party (“Third Party Losses”) to the extent arising from (a) the breach of any representation, warranty or covenant of Blake under this Agreement, (b) the development, distribution, marketing, sale, storage, disposal or use of the Product, (c) the sNDA or Blake’s use of the Studies and/or the Data or (d) the negligence, recklessness or willful misconduct of Blake or its Affiliates or their respective sublicensees, distributors, Representatives or agents in the performance of its or their obligations and/or permitted activities under this Agreement; in each case except to the extent that such Third Party Losses are subject to indemnification by Sajo pursuant to Section 7(b) below.

(b) Indemnification of Blake. Sajo shall indemnify and hold Blake and its directors, officers, employees and agents harmless from and against all Third Party Losses to the extent arising from (a) the breach of any representation, warranty or covenant of Sajo under this Agreement, or (b) the negligence, recklessness or willful misconduct of Sajo or its Affiliates; in each case except to the extent that such Third Party Losses are subject to indemnification by Blake pursuant to Section 7(a) above.

(c) Insurance. Each party shall maintain General Liability insurance that is reasonably adequate to fulfill any potential obligation to the other party hereto, but in any event not less than $2MM per occurrence and $4MM aggregate limit. Each party shall provide to the other party hereto, upon request, with a certificate of such insurance. Each party shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which Blake continues to sell the Product in the Territory.

8. Term and Termination.

(a) Term. This Agreement shall become effective on the Effective Date, and will remain in effect unless terminated pursuant to this Article 8 (“Term”).

(b) Termination by Blake. Blake shall have the right to terminate this Agreement at any time by providing thirty (30) days written notice thereof to Sajo.

Page 8 of 12

(c) Termination by Sajo. Sajo shall have the right to terminate this Agreement at any time by providing thirty (30) days written notice thereof to Blake.

(d) Termination for Breach. This Agreement may be terminated by a party if the other party commits a material breach or default of the terms of this Agreement and such breach or default is not cured within thirty (30) days after the giving of written notice by the non-breaching party specifying such breach or default.

(e) Termination for Bankruptcy. In case of the filing of a voluntary petition for bankruptcy, the failure to cause an involuntary petition in bankruptcy to be dismissed within sixty (60) days after the filing thereof, suspension of payment, assignment for the benefit of creditors, voluntary liquidation or otherwise of one party then the other party shall be entitled to terminate this Agreement by giving thirty (30) days written notice to the other party.

(f) Survival. Expiration or termination of this Agreement shall not affect any rights or obligations which have accrued prior thereto or in connection therewith, or any obligations hereunder which by their terms should survive termination or expiration.

9. Miscellaneous.

(a) Sajo Reporting Obligations. Sajo shall notify Blake (i) of any Adverse Event, Serious Adverse Event or Unexpected Adverse Event (as defined at 21 CFR § 312.32(a)) arising from the Studies, within twenty-four (24) hours after Sajo receives information about the event, to be confirmed in writing within two (2) business days and (ii) immediately in writing to Blake. Sajo is solely responsible to inform relevant authorities such as FDA or the European Medicines Agency (EMA) or any other regulatory authority.

(b) Assignment. Neither party shall assign this Agreement without the prior written consent of the other party, provided, that either party may assign this Agreement without the prior written consent of the other party (i) to an Affiliate or (ii) to a party in connection with the sale or transfer of substantially all of its assets with respect to the subject matter of this Agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement. This Agreement and the rights granted in this Agreement shall be binding upon and shall inure to the benefit of Blake, Sajo and their respective successors and permitted assigns.

Page 9 of 12

(c) Entire Agreement. This Agreement constitutes and contains the entire understanding and agreement of the parties respecting the subject matter of this Agreement, and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties, whether oral or written, regarding such subject matter, including, but not limited to, the Confidential Disclosure Agreement dated January 20, 2017 between the parties; provided, however, that the parties’ obligations of confidentiality under the Confidential Disclosure Agreement shall remain in full force and effect with respect to any and all information disclosed thereunder. No modification, alteration or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and signed by both parties.

(d) Notices and Deliveries. Any formal notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing in English and shall be deemed to have been sufficiently given, whether delivered in person, transmitted by facsimile with contemporaneous confirmation by mail, or delivered by internationally recognized overnight courier service (receipt required), to the party to which it is directed at its address shown below or such other address as such party shall have last given by notice to the other party.

If to Sajo, address to: 6440 Sky Pointe Dr., Ste 140-149, Las Vegas, NV 89131 With a copy to: 1391 Kebet Way, Port Coquitlam, BC, Canada, V3C 6G1

If to Blake, address to: 244 5th Avenue, Ste A-154, New York, NY 10001

Any such notice shall be deemed to have been given: (i) on the next business day after delivery if personally delivered or sent by facsimile or (ii) on the business day after dispatch if sent by internationally recognized overnight courier.

(e) Other. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each party. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. This Agreement has been prepared jointly by the parties and any ambiguities in this Agreement shall not be strictly construed against either party. This Agreement may be executed in counterparts, or facsimile versions, each of which shall be deemed to be an original, and both of which together shall be deemed to be one and the same agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the application of principles of conflicts of law.

Page 10 of 12

IN WITNESS WHEREOF, Blake and Sajo, by their duly authorized officers, have executed this Agreement as of the Effective Date.

SIGNED ON BEHALF OF SAJO

Name	Position	Date

SIGNED ON BEHALF OF BKIT

Birger Jan Olsen	CEO	Date

Page 11 of 12

Exhibit 1 (Protocol)

To be enclosed when completed.

Page 12 of 12